UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lauder, Ronald S.
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other
   (specify below)
   Chairman of Estee Lauder International, Inc. and Clinique Laboratories, Inc.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Class A Common Stock       |1/28/1|G   |V|4,000,000         |D  |           |                   |      |                           |
                           |997   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/10/1|J (1| |300,000           |D  |           |                   |      |                           |
                           |997   |)   | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/10/1|J (2| |300,000           |D  |           |12,913,615 (3)     |D     |                           |
                           |997   |)   | |                  |   |           |                   |      |                           |
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Class A Common Stock       |      |    | |                  |   |           |1,591              |I     |By Descen. of RSL 1966 Trus|
                           |      |    | |                  |   |           |                   |      |t (4,5)                    |
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Class A Common Stock       |      |    | |                  |   |           |8,163,253          |I     |By Estee Lauder 1994 Trust |
                           |      |    | |                  |   |           |                   |      |(4,6)                      |
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Class A Common Stock       |      |    | |                  |   |           |7,692              |I     |By Lauder & Sons L.P. (4,7)|
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Class B Common Stock  |1:1     |2/10/|J (1| |300,000    |A  |Immed|NA   |Class A Comm|300,000|NA     |            |D  |            |
                      |        |1997 |)   | |           |   |.    |     |on Stock    |       |       |            |   |            |
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Class B Common Stock  |1:1     |2/10/|J (2| |300,000    |A  |Immed|NA   |Class A Comm|300,000|NA     |18,431,861  |D  |            |
                      |        |1997 |)   | |           |   |.    |     |on Stock    |       |       |            |   |            |
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Class B Common Stock  |1:1     |     |    | |           |   |Immed|NA   |Class A Comm|1,591  |NA     |1,591       |I  |By Descen. o|
                      |        |     |    | |           |   |.    |     |on Stock    |       |       |            |   |f RSL 1966 T|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |rust (4,5)  |
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Class B Common Stock  |1:1     |     |    | |           |   |Immed|NA   |Class A Comm|6,094,9|NA     |6,094,926   |I  |By Estee Lau|
                      |        |     |    | |           |   |.    |     |on Stock    |26     |       |            |   |der 1994 Tru|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |st (4,6)    |
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Class B Common Stock  |1:1     |     |    | |           |   |Immed|NA   |Class A Comm|1,923,0|NA     |1,923,077   |I  |By Lauder & |
                      |        |     |    | |           |   |.    |     |on Stock    |77     |       |            |   |Sons L.P. (4|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |,7)         |
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Put Option (obligation|1:1     |2/10/|P (8| |600,000    |A  |Immed|6/30/|Class A Comm|600,000|(8)    |600,000     |D  |            |
 to acquire Class A Co|        |1997 |)   | |           |   |.    |2000 |on Stock    |       |       |            |   |            |
mmon Stock)           |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Call Option (obligatio|1:1     |2/10/|S (8| |600,000    |D  |Immed|6/30/|Class B Comm|600,000|(8)    |600,000     |D  |            |
n to sell Class B Comm|        |1997 |)   | |           |   |.    |2000 |on Stock    |       |       |            |   |            |
on Stock)             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Call Option (right to |1:1     |2/10/| P (| |600,000    |A  |Immed|6/30/|Class A Comm|600,000|(8)    |600,000     |D  |            |
acquire Class A Common|        |1997 |8)  | |           |   |.    |2000 |on Stock    |       |       |            |   |            |
 Stock)               |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Put Option (right to s|1:1     |2/10/| S (| |600,000    |D  |Immed|6/30/|Class B Comm|600,000|(8)    |600,000     |D  |            |
ell Class B Common Sto|        |1997 |8)  | |           |   |.    |2000 |on Stock    |       |       |            |   |            |
ck)                   |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. The Reporting Person exchanged 300,000 shares of Class A Common Stock for 300,000 shares of Class B
Common Stock held by his daughter, Aerin Lauder Zinterhofer.
2. The Reporting Person exchanged 300,000 shares of Class A Common Stock for 300,000 shares of Class B
Common Stock held by his daughter, Jane Lauder.
3. The Reporting Person has a short position of 8,333,333 shares of Class A Common Stock established prior to the Issuer's initial public offering.
4. The Reporting Person disclaims beneficial ownership to the extent he does not have a pecuniary interest in such securities.
5. The Reporting Person is the trustee of The Descendants of Ronald S. Lauder 1966 Trust.
6. The Reporting Person is co-Trustee and beneficiary of The Estee Lauder 1994 Trust. The Estee Lauder 1994
Trust has a short position of 5,500,000 shares of Class A Common Stock established prior to the Issuer's initial public offering.
7. The Reporting Person is a general partner of Lauder & Sons L.P. The Reporting Person is also a Trustee of The
1995 Estee Lauder RSL Trust, which is also a general partner of Lauder & Sons
L.P.
8. The Reporting Person granted an option to acquire an aggregate of up to 600,000 shares of Class B Common
Stock for a like number of shares of Class A Common Stock to Richard D. Parsons, as Trustee of the Trust f/b/o
Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Estee and Joseph H. Lauder, as grantors (the
"AL/JL Trust"), in exchange for the granting by the AL/JL Trust to the Reporting Person of an option to acquire an aggregate of up to 600,000 shares of Class A Common Stock for a like number of shares of Class B Common Stock.
 To the extent either the Reporting Person or the AL/JL Trust exercise the options he or it received, the number of shares which may be acquired upon the exercise of the other party's corresponding options is reduced on a share-for-share basis.
SIGNATURE OF REPORTING PERSON
Ronald S. Lauder
DATE
February 28, 1997